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                                                                     Exhibit 3.7

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                             AND RIGHTS OF SERIES F
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                        NOBEL LEARNING COMMUNITIES, INC.

          Nobel Learning Communities, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     A. That, pursuant to Section 141(c)(2) of Title 8 of the Delaware Code of 1953, as amended, the Board of Directors of the Corporation (the "Board") conferred upon a Special Committee (the "Committee") the power and authority to adopt a resolution providing for the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series F Convertible Preferred Stock; and

     B. That, pursuant to authority conferred upon the Committee by the Board and the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, the Committee, at a duly convened meeting of the Committee held on September 2, 2003, adopted a resolution providing for the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series F Convertible Preferred Stock, which resolution is as follows:

          WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as Common Stock and Preferred Stock; and

          WHEREAS, the Committee is authorized by the Board and the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

          NOW, THEREFORE, BE IT RESOLVED, that the Committee deems it advisable to, and hereby does, designate a Series F Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series F Convertible Preferred Stock as follows:

     1. Designation. The shares of such series of Preferred Stock shall be designated as "Series F Convertible Preferred Stock" (referred to herein as the "Series F Convertible Preferred Stock"), and shall have a per share purchase price of $5.10 (which amount shall be subject to equitable adjustment whenever there shall occur a


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stock split, combination, reclassification or other similar event involving the
Series F Convertible Preferred Stock) (the "Original Series F Purchase Price").

     2. Authorized Number. The number of shares constituting Series F Convertible Preferred Stock shall be Eight Hundred Thousand (800,000).

     3.   Dividends.

          (a) The holders of shares of Series F Convertible Preferred Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of shares of Common Stock or of any other shares or securities of the Corporation ranking junior to such Series F Convertible Preferred Stock with respect to the payment of dividends and pari passu with the holders of shares of Series A Convertible Preferred Stock and Series E Convertible Preferred Stock, dividends in the amounts set forth below, payable quarterly on the last day of March, June, September and December in each year, commencing on September 30, 2003. Dividends on each share of Series F Convertible Preferred Stock shall be cumulative and accrue from the original issuance of such share of Series F Convertible Preferred Stock (the "Series F Original Issue Date"); provided, that the amount of dividends on the first quarterly dividend date after the Series F Original Issue Date for any share of Series F Convertible Preferred Stock shall equal the applicable Dividend Rate (as that term is defined in Section 3(b) below) multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Series F Original Issue Date for such share to and including such first quarterly dividend, and (B) the denominator of which is ninety (90).

          (b) From the date of the first issuance of the Series F Convertible Preferred Stock (the "First Issue Date") until the third anniversary of such date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series F Convertible Preferred Stock dividends in accordance with
Section 3(a) above and this Section 3(b) in an amount equal to 5.0% per annum of the Original Series F Purchase Price (the "Initial Dividend Rate"). The Initial Dividend Rate shall be extended and remain in effect until the fifth anniversary (rather than the third anniversary) of the First Issue Date unless the average closing price of the Corporation's Common Stock for the last five (5) trading days immediately preceding the third anniversary of the First Issue Date as reported on Nasdaq or such other principal exchange is equal to or less than $8.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock), in which case from the day after the third anniversary of the First Issue Date until the fifth anniversary of such date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series F Convertible Preferred Stock cumulative dividends in an amount equal to 8.0% per annum of the Original Series F Purchase Price (the "Default Dividend Rate"). In any event, from and after the day after the fifth anniversary of the First Issue Date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series F Convertible Preferred Stock cumulative dividends in an amount equal to 12.0% per annum of the Original Series F Purchase Price (the

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"Subsequent Dividend Rate;" each of the Initial Dividend Rate, the Default
Dividend Rate and the Subsequent Dividend Rate being sometimes referred to herein as the "Dividend Rate"). Notwithstanding the foregoing, the Initial Dividend Rate shall be increased to the Default Dividend Rate if, during the twelve (12) month period ending as of the last day of the fiscal month of June, 2004, the Corporation's EBITDA (calculated in accordance with GAAP) is not $12,000,000 or greater and thereafter, the Default Dividend Rate shall remain in place until the Corporation concludes a fiscal year with an EBITDA of $14,000,000 or greater, whereupon the Default Dividend Rate shall revert back to the Initial Dividend Rate; provided, however, if at the time the Corporation achieves an EBITDA of $14,000,000 or greater, the Default Dividend Rate or the Subsequent Dividend Rate is otherwise applicable under one of the foregoing provisions of this Section 3(b) then the Default Dividend Rate shall then be set at the Default Dividend Rate or the Subsequent Dividend Rate, as otherwise applicable in accordance with such provision. The Dividend Rate applicable in accordance with the foregoing sentence shall begin and/or end as of the beginning or end of the applicable fiscal period. Dividends with respect to the Series F Convertible Preferred Stock shall be paid quarterly as follows: (A) until the third anniversary of the First Issue Date (or if the first quarterly dividend payable is less than a full quarterly dividend, until an aggregate of twelve quarters have been paid), dividends will be paid in additional shares of Series F Convertible Preferred Stock valued at the Original Series F Purchase Price on any given quarterly dividend date, and (B) from and after the third anniversary of the First Issue Date (or if the first quarterly dividend payable is less than a full quarterly dividend, from and after the date that an aggregate of twelve quarters have been paid under clause (A) above), at the Corporation's option and in its sole discretion, dividends will be paid (i) in cash or (ii) in additional shares of Series F Convertible Preferred Stock, valued as described in clause (A) above, provided, however, if and to the extent the payment of a quarterly dividend in additional shares of Series F Convertible Preferred Stock would, when added to the number of shares of Common Stock into which the Series F Convertible Preferred Stock is then convertible, exceed the number of shares then permitted to be issued without stockholder approval in violation of the rules, regulations and interpretation of Nasdaq or the NASD (as determined in good faith in the sole discretion of the Board of the Corporation), such quarterly dividend shall be paid in cash unless the Corporation shall obtain such stockholder approval with respect to the issuance of such additional shares of Series F Convertible Preferred Stock. The Corporation shall be obligated to declare and pay each quarterly dividend as set forth above so long as the Corporation has funds that may be paid out as dividends without violating any law, rule or regulation by which the Corporation or its directors are bound. Any accrued but unpaid dividends shall be paid (in cash or in kind at the holders' election, subject to the limitations set forth above), immediately prior to, a Liquidation Event (as defined in Section 4(a) below) or conversion of the Series F Convertible Preferred Stock pursuant to Sections 5 or 6 hereof, as well as immediately prior to the completion by the Corporation of a public offering of Common Stock raising net proceeds of at least $10 million.

          (c) If a dividend on the Common Stock is declared by the Board, then the Board shall simultaneously declare a dividend on the Series F Convertible Preferred Stock in an amount per share equal to (a) the product of (i) the dividend per share of

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Common Stock, multiplied by (ii) the number of shares of Common Stock into which all of the outstanding Series F Convertible Preferred Stock could then be converted, divided by (b) the number of Series F Convertible Preferred Stock then outstanding, and rounded to the nearest cent, each such determination to be made as of the record date for the determination of the dividend.

          (d) The term "dividend," when used in this Section 3, shall refer to any dividend which is not a stock dividend described in Section 8(d) hereof.

     4.   Liquidation.

          (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a "Liquidation Event"), the holders of the shares of Series F Convertible Preferred Stock shall be entitled to receive, pari passu with the respective Liquidation Payments due to holders of the Corporation's Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock or Series E Convertible Preferred Stock, but before any distribution or payment is made upon any Common Stock or any other class or series of stock ranking junior to the Series F Convertible Preferred Stock as to distribution of assets upon liquidation, an amount per share equal to the Original Series F Purchase Price, plus any accrued but unpaid dividends. If upon such Liquidation Event, the assets to be distributed among the holders of Series F Convertible Preferred Stock and any other class or series of stock ranking pari passu to the Series F Convertible Preferred Stock as to distribution of assets upon liquidation shall be insufficient to permit payment to the holders of Series F Convertible Preferred Stock of the entire amount of the Liquidation Payment, then the entire assets of the Corporation available for distribution to the stockholders shall be distributed ratably among the holders of Series F Convertible Preferred Stock and any other class or series of stock ranking pari passu to the Series F Convertible Preferred Stock as to distribution of assets upon liquidation in accordance with the sums that would be payable on such distribution if all sums payable thereon to holders of all shares of such series were paid in full. Upon any such Liquidation Event, after the holders of Series F Convertible Preferred Stock and any other class or series of stock ranking pari passu to the Series F Convertible Preferred Stock as to distribution of assets upon liquidation shall have been paid in full the liquidation payment amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of Series F Convertible Preferred Stock until the amount so distributed under this Section 4 in respect of each share of Series F Convertible Preferred Stock shall equal 1.5 times the Original Series F Purchase Price (the "Series F Liquidation Preference"), it being understood and agreed that such distribution shall be made on a pari passu basis with the holders of Series E Convertible Preferred Stock in satisfaction of the rights such holders have under Section 4(a) of the Certificate of Designation, Preferences and Rights of Series E Convertible Preferred Stock of the Corporation. Notwithstanding the foregoing, upon any Liquidation Event, the holders of the Series F Convertible Preferred Stock shall be entitled to receive the greater of
(i) the Series F Liquidation Preference (in accordance with the procedures set forth above), or (ii) the amount per share such holders would have received if all shares of Series F

Convertible Preferred Stock had been converted into Common Stock immediately prior to the Liquidation Event (such amount, the "Liquidation Payment"). Upon any such Liquidation Event, after the holders of the Series F Convertible Preferred Stock and any other class or series of stock ranking pari passu to the Series F Convertible Preferred Stock as to distribution of assets upon liquidation shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of Common Stock.

          (b) Written notice of such Liquidation Event, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Series F Convertible Preferred Stock, such notice to be addressed to each such holder at its post office address as shown by the records of the Corporation. A consolidation or merger of the Corporation into or with any other corporation or corporations shall not be deemed to be a Liquidation Event of the Corporation within the meaning of the provisions of this Section 4.

          (c) For purposes of this Section 4, the Series F Convertible Preferred Stock shall rank pari passu to the Series A Convertible Preferred Stock, the Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and the Series E Convertible Preferred Stock, with respect to payment upon liquidation.

     5.   Optional Conversion.

          (a) Subject to the limitations set forth in Section 5(b) below, any or all of the shares of Series F Convertible Preferred Stock shall be convertible, at any time and from time to time, at the option of each holder of record thereof, into fully paid and non-assessable shares of Common Stock of the Corporation upon surrender to the Corporation of the certificate or certificates representing the Series F Convertible Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board, such holder shall be entitled to receive a certificate or certificates representing the shares of Common Stock into which such shares of Series F Convertible Preferred Stock are convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series F Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The basis for such conversion shall be the "conversion rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series F Convertible Preferred Stock surrendered for conversion. Initially, the conversion rate shall be 1, i.e., one (1) share of Common Stock for one (1) share of Series F Convertible Preferred Stock; and such conversion rate shall be subject to adjustment as provided in Section 8 below. In connection with effecting any transfer to the Corporation for cancellation of any Series F Convertible Preferred Stock upon conversion of the same into Common Stock, if any fractional interest in a share of

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Common Stock would be deliverable upon such conversion of Series F Convertible
Preferred Stock, the Corporation shall pay in lieu of such fractional share an amount equal to the "conversion price" (as defined in the following sentence) of such fractional share (computed to the nearest one thousandth of a share) in effect at the close of business on the date of conversion. As used herein, the term "conversion price" shall be an amount computed by dividing the Original Series F Purchase Price by the conversion rate then in effect. Initially, the conversion price shall be Original Series F Purchase Price. The Board shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock, which shall be issued only in satisfaction of the conversion rights and privileges aforesaid.

          (b) Notwithstanding any other provision herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series F Convertible Preferred Stock if and to the extent the issuance of such shares of Common Stock would exceed the number of shares (the "Exchange Cap") then permitted to be issued without stockholder approval in violation of the rules, regulations and interpretations of Nasdaq or the NASD (as determined in good faith in the sole discretion of the Board), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by then applicable rules, regulations and interpretations of Nasdaq or the NASD for issuances of Common Stock in excess of the Exchange Cap. If and to the extent the Exchange Cap applies, no holder of Series F Convertible Preferred Stock shall be issued, upon conversion of Series F Convertible Preferred Stock, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numeration of which is the number of shares of Common Stock issuable to such holder upon the requested conversion of such holder's Series F Convertible Preferred Stock at the original conversion price, and the denominator of which is the aggregate number of shares of Common Stock issuable to holders of all of the issued (whether or not outstanding) Series F Convertible Preferred Stock at the original conversion price (the "Cap Allocation Amount").

     6. Involuntary Conversion. At any time after December 17, 2004, the Corporation, by way of written notice (a "Involuntary Conversion Notice") to the holders of Series F Convertible Preferred Stock, shall be able to cause all holders of the Series F Convertible Preferred Stock to convert automatically all shares of Series F Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock at the then-applicable conversion rate for Series F Convertible Preferred Stock (subject to the limitations set forth in Section 5(b) above), so long as either (a) the trading price of the Common Stock as reported on Nasdaq or such other principal exchange closes above 2.5 times the Original Series F Purchase Price for any twenty (20) trading days within a period of thirty (30) consecutive trading days occurring after December 17, 2004, or (b) the Corporation consummates an offering of its equity securities at a per share purchase price of at least 2.5 times the Original Series F Purchase Price. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the mailing of the Involuntary Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The holders of Series F Convertible Preferred Stock shall, within five (5) days of receiving the Involuntary Conversion Notice, surrender all certificates representing Series F Convertible Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board, the Corporation shall issue and deliver to such holder a certificate or certificates representing the shares of Common Stock into which such shares of Series F Convertible Preferred Stock are convertible.

     7. Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Corporation shall not pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series F Convertible Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

     8. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series F Convertible Preferred Stock, the conversion price and the conversion rate shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (a) Reorganization, Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in Sections 8(b) or (c) below, each share of Series F Convertible Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation to which the holder of Series F Convertible Preferred Stock would have been entitled if the holder had held the Common Stock issuable upon conversion of such holder's Series F Convertible Preferred Stock immediately prior to such reorganization, share exchange, or reclassification.

          (b) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party, each share of Series F Convertible Preferred Stock shall, after such merger or consolidation, be convertible into the kind and number of shares of stock and/or other securities, cash or other property to which the holder of such share of Series F Convertible Preferred Stock would have been entitled if the holder had held the Common Stock issuable upon conversion of his share of Series F Convertible Preferred Stock immediately prior to such consolidation or merger.

          (c) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided or combined, the conversion price shall be reduced proportionately, in case of subdivision of such shares, as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier, or shall be increased proportionately, in case of combination of such shares, as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

          (d) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock, then the conversion price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the conversion price in effect immediately prior to such payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or other distribution.

          (e)  Issuance of Additional Shares of Common Stock.

               (i) In the event the Corporation, at any time during the period beginning on the First Issue Date and ending on March 9, 2005, shall issue Additional Shares of Common Stock (as defined in Section 8(i)(v)(B) and other than as provided in the foregoing Sections 8(a) through (d)) for a consideration per share less than the conversion price in effect on the date of and immediately prior to such issue, then and in such event such conversion price shall be reduced, concurrently with such issue, to equal the price per share paid for such Additional Shares of Common Stock.

               (ii) In the event the Corporation shall issue at any time after March 9, 2005, any Additional Shares of Common Stock (as defined in Section 8(i)(v)(B) and other than as provided in the foregoing Sections 8(a) through
(d)) for a consideration per share less than the conversion price in effect on the date of and immediately prior to such issue, then and in such event, such conversion price shall be reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:

                    (A) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the conversion price in effect immediately prior to such issuance or sale, plus (y) the consideration, if any, received or deemed to be received by the Corporation upon such issuance or sale, by

                    (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

For purposes of the foregoing formula, all shares of Common Stock issuable upon the exercise of outstanding warrants, options or other rights described in
Section 8(f) below or issuable upon the conversion of the Corporation's outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock and any other convertible securities, shall be deemed outstanding shares of Common Stock.

No adjustment of the conversion price shall be made under this Section 8(e) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any such adjustments shall previously have been made upon the issuance of any such warrants, options or other rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) pursuant to Sections 8(f) or 8(g).

          (f) Issuance of Warrants, Options or Other Rights. If the Corporation at any time shall issue any warrants, options or other rights to subscribe for or purchase any Additional Shares of Common Stock and the price per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the conversion price per share in effect immediately prior to such issuance, then upon such issuance the conversion price shall be adjusted as provided in Section 8(e) on the basis that the aggregate consideration for the Additional Shares of Common Stock issuable pursuant to such warrants, options or other rights, shall be deemed to be the consideration received by the Corporation for the issuance of such warrants, options, or other rights plus the minimum consideration to be received by the Corporation for the issuance of Additional Shares of Common Stock pursuant to such warrants, options, or other rights.

          (g) Issuance of Convertible Securities. In case the Corporation shall issue any securities convertible into Common Stock and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less than the conversion price per share in effect immediately prior to such issuance, then upon such issuance the conversion price shall be adjusted as provided in
Section 8(e) on the basis that (i) the maximum number of Additional Shares of Common Stock necessary to effect the conversion or exchange of all such convertible securities shall be deemed to have been issued as of the date of issuance of such convertible securities, and (ii) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration received by the Corporation for the issuance of such convertible securities plus the minimum consideration received by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to the terms of such convertible securities. No adjustment of the conversion price shall be made under this Section 8(g) upon the issuance of any convertible securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to Section 8(f).

          (h) Adjustment of Conversion Rate. Upon each adjustment of the conversion price under the provisions of this Section 8, the conversion rate shall be adjusted to an amount determined by dividing $5.10 by such adjusted conversion price.

          (i) Other Provisions Applicable to Adjustments Under This Section. The following provisions will be applicable to the making of adjustments in conversion price hereinabove provided in this Section 8:

               (i) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any convertible securities or any warrants, options or other rights to subscribe for or purchase any Additional Shares of Common Stock or any convertible securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or convertible securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or convertible securities are sold to underwriters or dealers for public offering without a subscription offering, or through underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Corporation's board of directors. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants, options or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants, options or other rights, plus the additional consideration payable to the Corporation upon the exercise of such warrants, options or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any convertible securities shall be the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such convertible securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange of such convertible securities. In case of the issuance at any time of any Additional Shares of Common Stock or convertible securities in payment or satisfaction of any dividend upon any class of stock preferred as to dividends in a fixed amount, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or convertible securities a consideration equal to the amount of such dividend so paid or satisfied.

               (ii) Readjustment of Conversion Price. Upon the expiration of the right to convert or exchange any convertible securities, or upon the expiration of any rights, options or warrants, without conversion, exchange or exercise, the issuance of which convertible securities, rights, options or warrants effected an adjustment in the conversion price, such conversion price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the conversion price made pursuant to the provisions of this Section 8 after the issuance of such convertible securities, rights, options or warrants) had the adjustment of the conversion price made upon the issuance or sale of such convertible securities or issuance of rights, options or warrants been made on the basis of the issuance only of the number of Additional Shares of Common Stock actually issued upon conversion or exchange of such convertible securities, or upon the exercise of such rights, options or warrants, and thereupon only the number of Additional Shares of Common Stock actually so issued, if any, shall be deemed to have been issued and only the consideration actually received by the Corporation (computed as set forth in Section 8(i)(i)) shall be deemed to have been received by the Corporation. If the purchase price provided for in any rights, options or warrants, or the additional consideration (if any) payable upon the conversion or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable for shares of Common Stock changes at any time (other than under or by reason of provisions designed to protect against dilution), the conversion price in effect at the time of the change shall be adjusted to the conversion price that would have been in effect at such time had such rights, options, warrants or convertible securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

               (iii) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the accounts of the Corporation.

               (iv) Other Action Affecting Common Stock. In case the Corporation shall take any action affecting the outstanding number of shares of Common Stock, other than an action described in any of the foregoing Sections 8(a) to 8(g), inclusive, which in the opinion of the Board would have a materially adverse effect upon the rights of the holders of the Series F Convertible Preferred Stock, the conversion price shall be adjusted in such manner and at such time as the Board on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

               (v)   Certain Definitions. For purposes of this Section 8:

                     (A) The term "Common Stock" shall be deemed to mean (i) the Common Stock, $0.001 par value, and (ii) the stock of the Corporation of any other class, or series within such a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                     (B) The term "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after the initial issuance of the Series F Convertible Preferred Stock, except:

                    (1) shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, the Series C Convertible Preferred Stock or the Series A Convertible Preferred Stock;

                    (2) shares of Common Stock, warrants, options and other rights to purchase shares of Common Stock and securities convertible into shares of Common Stock, issued to officers, directors and employees of, and consultants to, the Corporation as compensation for bona fide services provided or to be provided to the Corporation by such persons and approved by the Board or the Compensation Committee, as the case may be;

                    (3) shares of Common Stock issuable upon exercise of warrants, options, notes or other rights to acquire securities of the Corporation issued on or outstanding on the First Issue Date;

                    (4) shares of Common Stock issued after the First Issue Date as a stock dividend or upon any subdivision or combination of shares of Common Stock or Preferred Stock for which adjustment is made in accordance with Sections 8(c) or 8(d);

                    (5) shares of Common Stock issued after the First Issue Date in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board;

                    (6) shares of Common Stock issued after the First Issue Date in connection with a firm commitment underwritten public offering; and

                    (7) shares of Common Stock that are issued after the First Issue Date to financial institutions or lessors in connection with commercial credit transactions, equipment financing, lease line, bank financing or other similar arrangement and that is not intended to serve as an equity financing for the Corporation and is approved by the Board.

No reduction of the conversion price shall be made if the amount of any such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

          (j) Stockholder Approval. The Corporation shall not issue, without first obtaining the requisite stockholder approval, any equity securities (other than those equity securities set forth in Section 8(i)(v)(B)) at an offering price that is less than the then-applicable conversion price for Series F Convertible Preferred Stock, if the adjustment pursuant to Section 8 hereof to the conversion price of the Series F

Convertible Preferred Stock would result in the issuance of shares of Common Stock upon conversion of the Series F Convertible Preferred Stock that would exceed the Exchange Cap then permitted to be issued without violation of the rules, regulations or interpretations of Nasdaq or the NASD (as determined in good faith in the sole discretion of the Board).

          (k) Notices of Adjustments. Whenever the conversion rate and conversion price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted conversion rate and conversion price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted conversion rate and conversion price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Series F Convertible Preferred Stock.

     9. Notices of Record Dates and Effective Dates. In case at any time: (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock, or (b) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights, or (c) the Corporation shall authorize any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation, or (d) there shall occur the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holders of the Series F Convertible Preferred Stock at least 20 days prior to the applicable record date or effective date thereafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined, or
(ii) the date on which such reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

     10. Voting Rights. Holders of Series F Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting. Except as otherwise required by law, this Certificate of Designation or as otherwise limited by applicable rules, regulations and interpretations of Nasdaq or the NASD, as determined in good faith in the sole discretion of the Board, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series F Convertible Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series F Convertible Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) multiplied by .9623. Except as otherwise required by law, this Certificate of Designation or as otherwise limited by applicable rules, regulations and interpretations of Nasdaq or the NASD, as determined in good faith in the sole discretion of the Board, the Series F Convertible Preferred Stock, the Series E Convertible Preferred Stock, the Series D Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series A Convertible Preferred Stock and the Common Stock shall vote together on each matter submitted to the stockholders, and not by separate class or series.

     11. Protective Provisions. The Corporation shall not (directly or indirectly, whether through amendment of the Certificate of Incorporation, merger, recapitalization or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty percent (50%) of the outstanding shares of Series F Convertible Preferred Stock (voting as a separate class), alter or change any right, preference, privilege or power of (or restriction for the benefit of) the Series F Convertible Preferred Stock. Until such time that the holders of Series F Convertible Preferred Stock hold less than twenty-five percent (25%) of the shares of Series F Convertible Preferred Stock issued on the First Issue Date, the Corporation shall not (directly or indirectly, whether through amendment of the Certificate of Incorporation, merger, recapitalization or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty percent (50%) of the outstanding shares of Series F Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series C Convertible Preferred Stock and Series A Convertible Preferred Stock (voting together as a separate class), create, designate, authorize or issue any new equity securities having rights, preferences, privileges or powers (or restrictions for the benefit of) senior to or on parity with the Series F Convertible Preferred Stock.

     C. The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 3rd day of September, 2003.

                                   NOBEL LEARNING COMMUNITIES, INC.



                                   By: /s/ George H. Bernstein
                                       -----------------------------------------
                                           Name: George H. Bernstein
                                           Title: Chief Executive Officer

                                   By: /s/ D. Scott Clegg
                                       -----------------------------------------
                                           Name:  D. Scott Clegg
                                           Title: Vice Chairman, President and
                                                      Chief Operating Officer

Attest:

/s/ Yvonne DeAngelo
-------------------------
Yvonne DeAngelo
Secretary